Exhibit 10.27

2013 FleetOne Integration Long-Term Incentive Program

Award Date:
March 15, 2013

Unit Allocation Ratio:
100% Performance Based Restricted Stock Units

Vesting Schedule:
50% of the award vests on March 15, 2014 based on achievement of the 2013 performance metrics listed below and 50% of the award vests on March 15, 2015 based on the achievement of the 2014 performance metrics.

2013 Performance-Based Restricted Stock Unit Calculations:
The number of PSUs vesting under this 2013 FleetOne Integration Grant Program is based on the following:

	Payout %(1)(5)	EBITDA (40%) (2)		PPG Adj Revenue Adj (30%)(3)		SYNERGIES (30%)(4)
		Perf Level(3)	$(,000)	Perf Level(3)	$(,000)	Perf Level(3)	$(,000)
Threshold	25%	85.0%	$23,630	85.0%	$54,700	80.0%	$2,400
Target	100%	100.0%	$27,800	100.0%	$64,400	100.0%	$3,000
Max	200%	120.0%	$33,460	120.0%	$77,300	200.0%	$6,000

2014 Performance-Based Restricted Stock Unit Calculations:

	Payout %(1)(5)	EBITDA (40%) (2)		PPG Adj Revenue (30%)		SYNERGIES (30%)(4)
		Perf Level(3)	$(,000)	Perf Level(3)	$(,000)	Perf Level(3)	$(,000)
Threshold	25%	85.0%	$28,900	85.0%	$63,750	80.0%	$2,400
Target	100%	100.0%	$34,000	100.0%	$75,000	100.0%	$3,000
Max	200%	120.0%	$40,800	120.0%	$90,000	200.0%	$6,000

(1)	Threshold EBITA performance must be achieved for any PSUs to vest.

(2)	Adjusted EBITDA is defined as 2013 Deal Model EBITDA of $27.8M adjusted by synergy savings, synergy costs,and integration costs, totaling ($3.8M) for 2013

(3)	PPG Adjusted Revenue Full-Year is reported 2013 Revenue for the Americas adjusted for the difference between reported 2013PPG and Board-approved budgeted 2013 PPG of $3.50 US.

(4)	Synergy target for 2014 based on Deal Model and represents net synergy savings that are $3.0M incremental to 2013

(5)	Shares granted are ratable between payout levels.

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